SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 1, 2004

(Date of Report — date of earliest event reported)

Granite Falls Community Ethanol Plant, LLC

(Exact name of registrant as specified in charter)

Minnesota	333-99065	41-1997390

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

2448 — 540th Street, Suite 1 P.O. Box 216 Granite Falls, Minnesota 56241-0216

(Address of principal executive offices)

(320) 564-3100

(Registrant’s telephone number, including area code)

N/A

(Former Name and Addresses)

Item 5. Other Events and Regulation FD Disclosure.
SIGNATURES

Item 5. Other Events and Regulation FD Disclosure.

     On July 1, 2004, we reached an agreement in principal with Glacial Lakes Energy, LLC of Watertown, South Dakota (“GLE”) pursuant to which GLE proposes to purchase 6,500 of our Membership Units in connection with our initial public offering for $6,500,000. At the same time, we reached an agreement in principal with Fagen, Inc. of Granite Falls, Minnesota (“Fagen”) pursuant to which Fagen proposes to purchase 2,500 of our Membership Units in connection with our initial public offering for $2,500,000.

     Among the conditions of GLE’s proposed purchase, we are to enter into an Operating and Management Agreement pursuant to which GLE’s personnel will supervise and direct the construction of our proposed ethanol plant and its management and operation after construction. We have also agreed that, so long as GLE owns at least 20% of our Membership Units, GLE will elect two of seven of our Governors.

     Among the conditions of Fagen’s proposed purchase, we have agreed that, so long as Fagen owns at least 5% of our Membership Units, Fagen will elect one of seven of our Governors.

     We believe that GLE’s experience in the construction and operation of ethanol facilities will benefit us greatly. Beginning in August 2001, GLE constructed a 40 million gallon ethanol production facility in Watertown, South Dakota. GLE began production at its facility in August 2002.

     As of June 30, 2004, we had received subscriptions for the purchase of 10,202 of our Membership Units (i.e., $10,200,000), exclusive of the above proposed investments. Assuming GLE and Fagen subscribe for their Membership Units as described above, we would achieve the minimum $18 million of subscriptions required to call for the balance of subscription funds from all investors.

     We have suspended offers and sales of our Membership Units in connection with our initial public offering pending the filing of a post-effective amendment to our registration statement relating to these matters with the U.S. Securities and Exchange Commission and with applicable state securities authorities. We cannot assure that GLE and Fagen will ultimately subscribe for our Membership Units.

     This Current Report does not constitute an offer to sell securities or a solicitation of any offer to buy securities.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 6, 2004

GRANITE FALLS COMMUNITY ETHANOL PLANT, LLC
By /s/ Paul Enstad
Paul Enstad, Chief Manager and
Chairman of the Board

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